Exhibit 99.1

COMMODITY FUND MANAGER UNITED STATES COMMODITY FUNDS ANNOUNCES THE TRANSFER OF SECURITIES FROM AMERICAN STOCK EXCHANGE TO NYSE ARCA IN CONNECTION WITH NYSE EURONEXT’S ACUISITION OF AMEX.

Alameda, CA, September 18, 2008 — United States Commodity Funds LLC, on behalf of United States Oil Fund, LP, United States Natural Gas Fund, LP, United States 12 Month Oil Fund, LP, United States Gasoline Fund, LP and United States Heating Oil Fund, LP (together, the “Funds”), today announced that each Fund will transfer the listing of its limited partnership units that are currently listed on the American Stock Exchange (“Amex”) to NYSE Arca after the close of NYSE Euronext’s planned acquisition of the Amex. The proposed acquisition remains subject to the satisfaction of certain conditions including the approval of the U.S. Securities and Exchange Commission. The Amex and NYSE Euronext expect the transaction to close in the third quarter of this year.

Specific dates for the transfer in listing of each Fund’s securities will be provided in advance of the change.

For further information, please call:

United States Commodity Funds LLC
Katie Rooney*   818-206-8148
krooney@unitedstatesoilfund.com

The United States Oil Fund, LP (ticker: USO), the United States Natural Gas Fund, LP (ticker: UNG), the United States 12 Month Oil Fund, LP (ticker: USL), the United States Gasoline Fund, LP (ticker: UGA), and the United States Heating Oil Fund, LP (ticker: UHN) are distributed by ALPS Distributors, Inc.

Note: Investors should read the prospectus for USO, UNG, USL, UGA, and UHN for more complete information about these securities, including risks, expenses, and other important terms. In addition, there can be no guarantee that USO, UNG, USL, UGA, or UHN will be able to achieve their investment goals. For a copy of the Prospectus contact: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 or call 1.800.920.0259.

* Registered representative of ALPS Distributors, Inc.